Exhibit 3.7

ANNUAL INFORMATION FORM OF METRO INC.

Year ended September 24, 2016

DECEMBER 9, 2016

Table of contents

1.	Incorporation		1
	1.1.	Incorporation of the Issuer	1
	1.2.	Subsidiaries	2
2.	General Development of the Business over the Past Three Years		2
3.	Description of the Business		4
	3.1.	Business of the Corporation	4
	3.2.	Customers and Suppliers	5
	3.3.	Human Resources	5
	3.4.	Trademarks and Trade Names	6
	3.5.	Social and Environmental Policies	6
	3.6.	Research and Development	7
	3.7.	Regulations	8
	3.8.	Loan Operations	8
	3.9.	Risk Factors	8
4.	Dividends		8
5.	Share Capital Structure		8
6.	Market for Securities		8
	6.1.	Trading Price and Volume	8
	6.2.	Credit Ratings and Debts	9
	6.3.	Prior Sales	10
7.	Escrowed Securities and Securities Subject to Contractual Restriction on Transfer		10
8.	Directors and Officers		11
	8.1.	Name, Occupation and Security Holding	11
	8.2.	Cease Trade Orders, Bankruptcies, Penalties or Sanctions	14
	8.3.	Conflict of Interest	14
9.	Legal Proceedings		14
10.	Persons with an Interest in Material Transactions		14
11.	Transfer Agent and Registrar		15
12.	Material Contracts		15
13.	Interest of Experts		15
	13.1.	Name of Experts	15
	13.2.	Interest of the Corporation’s External Auditors	15
14.	Information on the Audit Committee		15
15.	Additional Information		15
SCHEDULE A Information on the Audit Committee			17
SCHEDULE B Mandate of the Audit Committee			19

N.B.: All disclosures in this Annual Information Form are as of September 24, 2016 unless otherwise indicated.

      Documents referred to from time to time in this Annual Information Form are incorporated by reference.

FORWARD-LOOKING INFORMATION Throughout this annual information form (the “Annual Information Form”), different statements have been used that could, within the context of the regulations issued by the Canadian Securities Administrators, be construed as being forward-looking information. In general, any statement contained in this Annual Information Form, which does not constitute a historical fact, may be deemed a forward-looking statement. Expressions such as “continue”, “will”, “intend”, “consider”, “should”, “expects” and other similar expressions as well as the use of the future tense are generally indicative of forward-looking statements. The forward-looking statements contained in this Annual Information Form are based upon certain assumptions regarding the Canadian food industry, the economy in general, METRO INC.’s (the “Corporation”) annual budget as well as its 2017 action plan.

These forward-looking statements do not provide any guarantee as to the future performance of the Corporation and are subject to potential known and unknown risks, as well as uncertainties that could cause the outcome to differ significantly. An economic slowdown or recession or the arrival of a new competitor are examples of risks described under the “Risk Management” section on pages 25 to 27 of the Corporation’s 2016 Management’s Discussion and Analysis and Consolidated Financial Statements which could have an impact on these statements. The Corporation believes these statements to be reasonable and relevant at the date of publication of this Annual Information Form and to represent its expectations. The Corporation does not intend to update any forward-looking statement contained herein, except as required by applicable law.

1	INCORPORATION

1.1	INCORPORATION OF THE ISSUER The Corporation is governed by the Business Corporations Act (Québec) since February 14, 2011, the effective date of this Act. The Corporation was previously governed by Part IA of the Companies Act (Québec) and results from the amalgamation on April 30, 1982 of Métro-Richelieu Group Inc. and United Grocers Inc.

Métro-Richelieu Group Inc. was incorporated under the name Magasins LaSalle Stores Limited by letters patent dated December 22, 1947 under the Companies Act (Québec) and in September 1976, the Corporation, then known as Metro Food Stores Ltd., merged with Richelieu Groceries Limited to form Métro-Richelieu Inc. Métro-Richelieu Inc. amended its name to Métro-Richelieu Group Inc. in 1979.

United Grocers Inc. was incorporated under the Companies Act (Québec) by letters patent dated August 31, 1928.

By certificate of amendment dated September 25, 1986, the Corporation’s name was changed from Groupe des Épiciers Unis Métro-Richelieu Inc., which name it had used since its amalgamation on April 30, 1982, to Métro-Richelieu Inc. By certificate of amendment dated January 26, 2000, the name of the Corporation was changed to its present name.

By certificate of consolidation dated February 1st, 2012, all the issued and outstanding Class B multiple-voting shares of the Corporation were converted into Class A subdordinate shares (one vote per share) on a one to one basis. The subordinate shares were then redesignated as Common Shares. The Corporation has also amended its ticker symbol from “MRU.A” to “MRU” to reflect the elimination of its unequal voting share structure.

The Corporation’s head office and principal place of business is located at 11011 Maurice-Duplessis Boulevard, Montréal (Québec) H1C 1V6.

In this Annual Information Form, “METRO” means, depending on the context, the Corporation and all or some of its subsidiaries collectively or the Corporation or one or more of its subsidiaries.

1.2	SUBSIDIARIES The following table lists METRO’s main subsidiaries, the jurisdiction under which they are incorporated, the percentage of the voting rights and the percentage of the non-voting securities of its subsidiaries held by METRO:

	Percentage of voting rights	Percentage of non-voting shares	Jurisdiction of incorporation
Metro Richelieu Inc.	100%	100%	Canada
McMahon Distributeur pharmaceutique Inc.*	100%	100%	Canada
Metro Québec Real Estate Inc.*	100%	100%	Canada
Metro Ontario Inc.	100%	100%	Canada
Metro Ontario Pharmacies Limited**	100%	100%	Canada
Metro Ontario Real Estate Limited**	100%	N/A	Canada
Adonis Group Inc.*	55%	100%	Canada
Phoenicia Group Inc.*	55%	100%	Canada
Première Moisson Group Inc.*	75%	N/A	Canada

*	METRO holds the shares of this corporation indirectly through Metro Richelieu Inc.
**	METRO holds the shares of this corporation indirectly through Metro Ontario Inc.

2	GENERAL DEVELOPMENT OF THE BUSINESS OVER THE PAST THREE YEARS

Over the past three (3) financial years, i.e. 2016, 2015 and 2014, METRO and its retailers carried major work on a total of 108 stores, with 20 new stores, 18 stores expanded and 70 stores fully renovated.

These investments laid solid and durable foundations throughout the network on which METRO and its retailers continue to grow. The Corporation’s retail network meets real customer needs by offering friendly stores, personalized service and a wide range of quality products at very competitive prices.

The highlights of the past three (3) years are described below:

2016

Along with its retailers, the Corporation opened eight (8) new stores and carried out major renovations and expansions of 43 stores, for a gross expansion of 428,300 square feet and a net increase of 135,100 square feet or 0.7% of its retail network.

In the fall of 2015, the Corporation launched the My kind of savings program for the Québec Metro banners. This program is designed to help customers discover new ways of saving money.

The Super C banner continued its growth by adding new stores and delivering on its Zero Compromise advertising campaign promises to customers that products are always fresh, always in stock and always at great prices.

In Ontario, in an environment that remains highly active, the Food Basics and Metro banners positioned themselves favourably through their ever innovative response to consumer expectations. During the last financial year, Metro Ontario Inc. was granted nine (9) initial authorizations to sell beer, and a further 12 authorizations to sell beer and wine in its Metro and Food Basics bannered stores.

We developed and implemented an easy-to-use customized digital e-commerce platform that was tested over the summer by employees and rolled out on October 25, 2016, to two (2) stores in the Montréal area and one (1) in Laval.

The Richelieu banner celebrated its 75th anniversary, revamped its look with a modern logo and updated store concept.

Among the eight (8) new stores, the Corporation opened two (2) new Adonis stores, one (1) in Laval and the other in Montréal’s Griffintown district, bringing the total number of stores to nine (9) in Québec, and two (2) in Ontario.

The Corporation opened a new Première Moisson bakery in Québec City, the first in the region. Also, the Première Moisson brand product offering in Québec and Ontario Metro stores continued to expand.

The Brunet banner continued its growth with the opening of three (3) new pharmacies.

The Corporation continued its normal course issuer bid program, buying back over 8 million shares on the market over the 2016 financial year.

2015

Along with its retailers, the Corporation opened seven (7) new stores and carried out major renovations and expansions of 20 stores, for a gross expansion of 375,100 square feet and a net increase of 63,200 square feet or 0.3% of its retail network. A ninth (9th) Adonis store was also opened in Anjou, Québec.

The Corporation emphasized Première Moisson’s products in the Corporation’s retail network by offering consumers an expanded selection of bakery and deli products.

The adjustments made to the Corporation’s Ontario network in 2014 contributed to better results. The opening in March 2015 of the Humber Bay Park Metro store in Toronto is an example of the Corporation’s determination to differentiate the Metro brand: this urban store offers a wide range of meal solutions, fresh products, including a fine cheese section, sushi counter and rotisserie. The Corporation opened two (2) new Food Basics stores and remodeled eight (8) stores and the “Always Fresh; Always in Stock; Always Great Prices” commercial program continued to resonate well with customers.

The Corporation continued to develop its digital ecosystem with its award-winning Just for Me innovation on its metro.ca website. New features were introduced and users are offered more content according to their personal preferences. Just for Me was recognized in the industry with the Boomerang grand prize in the Digital Loyalty Strategy category.

The Corporation’s pharmaceutical division continued to grow with the opening of three (3) sites and the renovation of seven (7) others. The expertise of pharmacists affiliated with the Brunet banner coupled with a client-focused training program helped make the shopping experience even more pleasant. In Ontario, the Corporation opened three (3) new pharmacies in Food Basics stores and carried out three (3) renovations.

The Corporation closed on December 1, 2014 a private placement offering of $300 million aggregate principal amount of 3.20% Series C Senior Unsecured Notes due December 1, 2021 (the “Series C Notes”) and $300 million aggregate principal amount of 5.03% Series D Senior Unsecured Notes due December 1, 2044 (the “Series D Notes”, and together with the Series C Notes, the “Notes”). The Series C Notes carry a coupon of 3.20% and were priced at $999.88 per $1,000 principal amount, for an effective yield of 3.202% per annum if held to maturity. The Series D Notes carry a coupon of 5.03% and were priced at $999.54 per $1,000 principal amount, for an effective yield of 5.033% per annum if held to maturity. The Corporation decided to allocate the proceeds to the repayment of existing debt and other general corporate purposes. Amongst existing debt, the Corporation paid off in advance on December 31, 2014 all of its issued and outstanding 4.98% medium term notes due October 15, 2015 in an aggregate principal amount of $200 million.

To increase the number of shares outstanding and enhance affordability to investors, the Corporation completed a three (3) for one (1) split of its shares. Shares started trading on a post-split basis as of Thursday February 12, 2015. Information appearing in this Annual Information Form is presented taking into account the stock-split.

The Corporation continued its normal course issuer bid program, buying back over 12 million shares on the market over the 2015 financial year.

On September 17, 2015, the maturity date of the Credit facility was extended to November 3rd, 2020.

2014

The Corporation used a disciplined and targeted approach in investing in its retail prices through effective merchandising, supported by its loyalty programs and its digital platforms. The Corporation also invested $207.4 million in its network and infrastructure.

In Ontario, the restructuring announced in 2013 progressed and the network of stores improved through renovations and store conversions. The implementation of the new merchandising program in Food Basics stores, combined with the improvement of the shopping experience and the roll-out of the Food Basics marketing strategy “Always Fresh; Always in Stock; Always Great Prices” differentiation pillar, which began in November of 2013, have yielded encouraging results.

The Corporation continued its normal course issuer bid program with over 7 million shares repurchased on the market over the 2014 financial year.

Along with its retailers, the Corporation opened six (6) new stores and carried out major expansions and renovations in 25 stores during the 2014 financial year, resulting in a gross increase of 570,300 square feet and a net increase of 133,900 square feet or 0.7% of its retail network. Adonis Group Inc., its subsidiary, also opened a new Adonis store in Scarborough, Ontario, the eighth (8th) in the chain and the second in Ontario.

McMahon Distributeur pharmaceutique Inc. continued to grow, in particular with the opening of 13 Brunet Target pharmacies. These cobranded stores were the result of an agreement between Target Canada Co. and McMahon Distributeur pharmaceutique Inc. to operate pharmacies in Target’s Québec stores.

Mr. Carmine Fortino joined the Metro team in September 2014 to lead the Ontario division. His deep understanding of the Ontario market, his experience and his solid track record will contribute to continue to improve the Corporation’s position in that competitive market.1

On August 8, 2014, the Corporation acquired 75% of Première Moisson, the renowned Québec-based bakery, which operated 24 bakery stores and three (3) food preparation plants. The Corporation also acquired two (2) supermarkets in Ontario, which were converted into Food Basics stores.

On August 22, 2014, the maturity of the Corporation’s Revolving Credit facility was extended to November 3, 2019.

3	DESCRIPTION OF THE BUSINESS

3.1	BUSINESS OF THE CORPORATION Although the food retailing markets in Québec and Ontario are highly competitive, METRO holds a leadership position therein and intends to increase its market shares[1] thanks to its site selection, dynamic marketing focused on consumer needs, the modernization of its stores and information systems and its digital platforms.

The following table shows the changes in the number of food stores supplied by METRO during the financial year, by banner and by province:

	Québec							Ontario
	Metro Plus	Metro	Super C	Marché Richelieu	Adonis	Première Moisson	Total	Metro	Food Basics	Adonis	Première Moisson	Total
September 2016	111	93	93	59	9	24	389	134	125	2	1	262

September 2015	109	98	89	68	7	24	395	136	124	2	1	263

METRO operates or supplies a total of 651 food stores in Québec and in Ontario.

METRO also supplies more than 700 small retail outlets.

METRO has four (4) warehouses to ensure procurement and storage of grocery products, general merchandise, non-perishable goods and certain dairy products.

METRO also operates nine (9) warehouses for the procurement and storage of meat, frozen foods, produce as well as for the supply of small retail outlets. Its subsidiary, Phoenicia Group Inc., operates two (2) distribution centers.

METRO operates in the pharmaceutical sector and serves directly, from two (2) warehouses or through authorized suppliers, independent and/or corporate (Ontario) drugstores. It also serves health care institutions such as hospitals and nursing homes in the province of Québec.

Its subsidiary, McMahon Distributeur pharmaceutique Inc., is the franchisor for the Brunet and Brunet Plus banners. McMahon Distributeur pharmaceutique Inc. also supplies a network of drugstores focusing on professional pharmacy services operating under the Clini Plus and Brunet Clinique banners.

[1]	See the “Forward-Looking Information” section on page 1 of this Annual Information Form.

Some of Metro Ontario Inc. stores provide full in-store pharmacy services. These drugstores operate under two (2) banners, namely Metro Pharmacy and Drug Basics. McMahon Distributeur pharmaceutique Inc. supplies these Ontario drugstores.

The following table shows the changes in the number of pharmacies supplied by METRO during the financial year, by banner and by province:

	Québec				Ontario
		Brunet	Brunet	Clini	Metro	Drug
	Brunet	Plus	Clinique	Plus	Pharmacy	Basics	Total
September 2016	88	48	24	24	43	31	258

September 2015	90	42	23	26	42	31	254

METRO operates or supplies a total of 258 drugstores in Québec and in Ontario.

Première Moisson Group Inc. operates corporate stores and also franchises Première Moisson bakery stores. Première Moisson Group Inc. also distributes its products to a variety of food stores. Première Moisson Group Inc. operates 25 stores and two (2) food preparation plants.

The Air Miles® Reward Program is offered to customers of the Metro banner throughout Ontario. This program offers METRO’s customers discounts and other loyalty rewards, while providing METRO with increased customer loyalty and insight into customer buying habits as part of an overall customer relationship management strategy.

In Québec, METRO, through its metro&moi loyalty program, allows consumers the opportunity to accumulate points that can be applied towards purchases in Metro supermarkets. This program allows METRO to build customer loyalty through the development and implementation of consumer-focused strategies.

3.2	CUSTOMERS AND SUPPLIERS The Metro, Metro Plus, Super C, Food Basics and Marché Richelieu banners are structured to meet specific consumer needs. Each one presents a consistent image to the public and is supported by specialized technical support.

METRO offers a range of services to its banner retailers and many of these services are invoiced directly to their users in order to ensure their self-financing. The services include merchandising, marketing and advertising programs as well as retail accounting and data processing, store layouts and equipment, insurance programs and other analysis and advisory programs. Overall, these products and programs reflect METRO’s policy, which is to offer its affiliated retailers and franchisees a comprehensive, high-quality service. METRO also offers its banner retailers a range of commercial programs, as well as rebates and loyalty incentives, all of which are competitive in the food industry.

METRO also offers most of these services to its Brunet, Brunet Plus, Brunet Clinique and Clini Plus banner franchisees through its subsidiary, McMahon Distributeur pharmaceutique Inc.

METRO grants the right to operate under its banners at its sole discretion. Retailers who wish to operate under one of the METRO’s banners must first meet certain criteria. Most banner retailers are bound by various agreements with METRO.

METRO’s operations are not dependent on a single customer or a small number of customers and are not seasonal in nature. METRO maintains business relationships with a large number of national and regional suppliers and holds sufficient inventories to ensure product availability.

3.3	HUMAN RESOURCES As of September 24, 2016, METRO employed, directly or indirectly, approximately 65,000 employees. METRO employed directly 37,873 persons, 33,772 of whom were governed by 158 collective agreements. During the last financial year, METRO negotiated and renewed 36 collective agreements covering 3,667 employees. These agreements are in force for periods ranging from 20 months to 86 months and will expire between March 14, 2017 and May 4, 2026. As of September 24, 2016, 11 collective agreements had expired and were or would soon be under negotiation. These collective agreements covered 588 employees. Over the next financial year, 19 collective agreements covering 2,694 employees will expire or will be reopened with regards to compensation.

Finally, 92 collective agreements will expire or will be reopened with regards to compensation between October 21, 2017 and September 19, 2022. These collective agreements cover 26,823 employees.

METRO considers its labour relations to be satisfactory.1

With respect to METRO’s employees’ participation in pension plans, the majority of said employees participate in multi-employer pension plans. For accounting purposes, these plans are considered as defined contribution plans and are not administrated by METRO because said plans cover employees of a number of different corporations.

The other employees of METRO either participate in defined contribution pension plans or in defined benefit pension plans. By law, the administration of all Québec employees’ pension plans is the responsibility of the Pension Committee of each plan. In Ontario, these plans are administrated by METRO or by a Board of Trustees.

The investment policies of these plans are reviewed annually in order to ensure that the asset allocation is appropriate.

The liabilities associated with the defined benefit pension plans represent a small portion of the Corporation’s market capitalization and compares favourably to other public corporations.

3.4	TRADEMARKS AND TRADE NAMES The Corporation uses and has exclusive ownership of several trademarks and trade names. Its principal banners are Metro, Metro Plus, Super C, Marché Richelieu, Food Basics, Adonis, Brunet, Brunet Plus, Brunet Clinique, Clini Plus, Metro Pharmacy, Drug Basics and Première Moisson. Its private labels are identified by the following trademarks, among others: Irresistibles, Selection, Phoenicia, Cedar and Première Moisson. The Corporation protects these assets by registering them with the intellectual property authorities or otherwise.

3.5	SOCIAL AND ENVIRONMENTAL POLICIES In 2010, the Corporation established a corporate responsibility program. The program’s roadmap defined the Corporation’s commitments and intentions with respect to the economic, social and environmental sustainability of its business activities. Intimately linked to its business strategy, METRO’s approach is based on four pillars: delighted customers, respect for the environment, strengthened communities and empowered employees, each of which carry specific priorities. Since 2010, the Corporation publishes annually a report on the progress of the different projects. In 2016, the Corporation released a Corporate Responsibility Report which marks the end of the first road map launched in 2010 and presents the results achieved in the 2015 financial year. Results demonstrate that the Corporation exceeded its targets for a 25% reduction in landfill waste since 2010 and for a 10% reduction in energy consumption since 2010. The Corporation also unveiled its new 2016-2020 Corporate Responsibility Plan. The new plan seeks to ensure consistency of the Corporation’s actions and the alignments of the Corporation’s business practices with its corporate responsibility commitments and objectives. These documents are all available on the Corporation’s Internet website (www.corpo.metro.ca).

Overview of Initiatives: Launched in September 2009, the Metro’s Green Apple School Program, was created to encourage the development of a healthier environment and social well-being. In the course of its first three (3) editions, this program allowed for the donation of almost 6 million dollars, in grants of 1,000 dollars each, to elementary schools and high schools in Québec and Ontario. In 2012, the Metro Green Apple School Program realigned its mission by encouraging students to develop healthy dietary habits by realizing projects which will have positive impacts on their family, school and community environments. Starting in 2015, the Metro Green Apple School Program focused on financing projects that encourage kids to increase their consumption of fruits and vegetables.

In 2013, METRO developed, in collaboration with McGill University and a group of nutritionists, the My healthy plate with Metro program. With the help of smile tags posted in stores, METRO points out to customers the good and great healthy-eating choices of grocery products by categories. The program also puts a particular emphasis on fruits and vegetables. METRO expanded this program in 2016, adding smile tags to several product categories.

[1]	See the “Forward-Looking Information” section on page 1 of this Annual Information Form.

In 2013, METRO launched its local purchasing program which aims to optimize the accessibility and promotion of local products in its stores. This program is based on three principles and aims at making METRO a showcase model for regional products, a privileged partner of Aliments du Québec and the principal ally of innovating suppliers in Québec. The implementation of the program continued in 2016 with additional fresh and grocery products from new local suppliers becoming available in Metro and Super C stores. The Ontario Metro stores continued their participation in the Foodland Ontario Program which promotes Ontario local products and highlights the path from farm to fork. Metro Ontario Inc. received several prices in the Retail Awards Program, an annual ceremony celebrating the commitment and constant efforts of retailers to promote Ontario produce. In addition, in June 2016, METRO launched its local purchasing program in Ontario aimed at optimizing, promoting and increasing access to local products for consumers.

In 2014, the Corporation initiated the implementation of the food recovery program in Metro and Super C stores of the greater Montreal area in collaboration with Moisson Montreal. Program roll out continued this year with the addition of stores and regions in a pilot project. For the last few years, many Metro stores in Ontario have been collaborating with the organisation Second Harvest for their food recovery program. Thanks to the One More Bite program launched in 2016, food that would have otherwise been thrown out or composted is now being recovered by regional food bank outlets in Québec and various community organizations in Ontario. Unsold products such as meat, prepared meals, dairy and bakery products are saved and then redistributed to local organizations, who cook the products and then offer meals to those in need. Overall, there are 103 participating stores in the two provinces.

Policies: In its efforts to ensure the well-being of its employees at work, METRO adopted a policy prohibiting any form of harassment.

The environmental policy of the Corporation specifies that METRO must take the necessary steps to comply with applicable legal requirements and to improve, on an ongoing basis, its environmental performance. A committee comprised of members of management ensures the implementation of the policy and of programs to reduce the impact of the Corporation’s operations on the environment. Moreover, environmental audits are carried out regularly in all of the Corporation’s facilities and, if necessary, corrective measures are taken quickly.

To the Corporation’s knowledge, requirements relating to environmental protection do not and will not have any significant impact on its capital spending, earnings or competitive position within the normal course of its operating activities1.

To adapt to the constant evolution of the business environment of the Corporation, a new Code of conduct of employees was developed during the financial year and came into effect on November 17, 2016.

3.6	RESEARCH AND DEVELOPMENT METRO, through its marketing research department, generates studies on consumer food habits and needs. METRO continued to improve its products line in its Metro supermarkets and to focus even more on the customer experience and innovation. METRO’s teams constantly seek out innovative products as well as develop new in-store merchandising concepts. The latest Metro stores in Québec and Ontario are part of a new generation of stores offering distinctive products and services. In 2014, the Corporation created a business unit dedicated to the customer experience, to define and implement a distinctive shopping experience in its Metro supermarkets.

The joint venture with the British firm Dunnhumby contributes to the development and implementation of strategies to better meet customers’ needs and build strong loyalty. The metro&moi program was rated tops with consumers in the grocery category by the Bond Loyalty Report, produced in collaboration with Visa.

The Corporation completed this year the launch of 320 new private brand products, brought improvements to more than 900 existing products, whether it be to the packaging or the recipe, including sodium reduction and the implementation of complete information on sorting of materials on more than 500 products. METRO’s private brands products were honoured in 2016 by more than 18 awards for their innovation, design and recipes, including five (5) Canadian Grand Prix New Product Awards from the Retail Council of Canada, three (3) international Vertex awards for the design of Irresistibles products as well as two (2) PAC Global Leadership Awards for brand marketing and package innovation. Lastly, for the fourth year in a row METRO’s private brands products won PLMA (Private Label Manufacturers Association) Salute to Excellence Awards in three (3) categories in Chicago.

[1]	See the “Forward-Looking Information” section on page 1 of this Annual Information Form.

We developed and implemented an easy-to-use customized digital e-commerce platform that was tested over the summer by employees and rolled out on October 25, 2016, to two (2) stores in the Montréal area and one (1) in Laval. To preserve the freshness of food products ordered, the Corporation developed a Tri-Zones process which includes a tempered zone, a refrigerated zone and a frozen zone in its pick-up locations as well as delivery trucks.

The Brunet banner launched this year Active Health Challenge, an interactive tool that helps users develop an active lifestyle with mind and body wellness tips.

3.7	REGULATIONS METRO’s operating activities require certain government permits and licences. In particular, METRO holds licences and permits for the sale of alcoholic beverages, tobacco, lottery tickets and for the distribution of pharmaceuticals products and medical devices. METRO believes that it holds all licences and permits required for the proper conduct of its activities in accordance with the law. Moreover, the Corporation sells or distributes certain food and health products which are subject to price regulation, such as: prescription drugs, milk, beer and wine.

3.8	LOAN OPERATIONS METRO does not have any loan operations. However, in the normal course of its business, situations may arise where METRO grants loans to various parties, including to its retailers.

3.9	RISK FACTORS The risk factors that may affect the Corporation are described on pages 25 to 27 of METRO’s 2016 Management’s Discussion and Analysis and Consolidated Financial Statements under the “Risk Management” Section.

4	DIVIDENDS

The Board of Directors maintains its dividend policy aimed at offering an annual dividend that represents 20% to 30% of the preceding financial year’s adjusted net earnings1 with a target payout of 25%.

In the past three (3) financial years, the Corporation paid the following dividends per share:

Dividends paid

Class of Shares	2016	2015	2014
Common Shares	$0.5367	$0.4500	$0.3833

5	SHARE CAPITAL STRUCTURE

The Common Shares are the only shares of the Corporation carrying the right to vote at a meeting of shareholders. Each holder of Common Shares is entitled, at the meeting or any adjournment thereof, to one (1) vote for each Common Share registered in his name at the close of business on the Record Date. As of December 2, 2016, there were 231,402,966 Common Shares of the Corporation issued and outstanding, representing in the aggregate 100% of the votes attached to all Common Shares of the Corporation.

In 2015, the Corporation completed a three (3) for one (1) split of its Shares. Shares started trading on a post-split basis as of Thursday February 12, 2015. Information appearing in this Annual Information Form is presented taking into account the stock-split.

Information concerning the issued share capital can be found in Note 21 to the 2016 Consolidated Financial Statements on pages 59 to 61 of METRO’s 2016 Annual Report.

6	MARKET FOR SECURITIES

6.1	TRADING PRICE AND VOLUME The Common Shares of METRO are listed on the Toronto Stock Exchange under the ticker symbol MRU. The table below shows the monthly range close-of-market highs and lows, monthly trading volume and average daily volume for the last financial year.

[1]	See Section on “IFRS and non-IFRS measurements” of the 2016 Annual Report of the Corporation.

Trading price and volume

Month	Monthly high ($)	Monthly low ($)	Total monthly volume	Average daily volume
October 2015	38.17	35.67	11,240,023	535,239
November 2015	39.02	35.71	11,563,707	550,653
December 2015	40.13	37.98	12,797,802	609,419
January 2016	41.99	37.75	19,698,407	984,920
February 2016	43.78	40.05	12,887,327	644,366
March 2016	45.29	42.12	12,809,999	582,273
April 2016	45.15	41.52	12,638,312	601,824
May 2016	44.77	41.89	9,341,439	444,830
June 2016	45.86	42.50	11,696,674	531,667
July 2016	48.19	44.83	7,752,030	387,602
August 2016	47.98	44.18	11,107,883	504,904
September 2016*	45.19	42.27	8,956,595	559,787

*	For the period ending September 24, 2016.

6.2	CREDIT RATINGS AND DEBTS Credit Ratings: During the financial year, Standard & Poor’s and Dominion Bond Rating Services (“DBRS”) both maintained a credit rating of BBB for the Corporation.

Credit ratings established by these rating agencies are based on quantitative and qualitative considerations relevant to the Corporation. The credit ratings are intended to indicate the risk that the Corporation will not satisfy its obligations on a timely basis and disregard certain factors such as market risk or price risk, since these factors should be considered by investors as risk factors in their decision-making process. Such ratings do not constitute a recommendation to purchase, hold or sell the securities and may be changed or withdrawn at any time by the rating agencies.

The Standard & Poor’s and DBRS ratings for long term borrowing vary between AAA and D. The BBB rating granted by Standard & Poor’s and DBRS confirms the existence of adequate protection mechanisms. However, an unfavourable economic situation or changing circumstances could have a greater effect on the Corporation’s ability to meet its financial commitments compared to companies that have obtained a higher rating.

The Corporation paid fees to rating agencies to obtain its credit rating and expects to pay similar fees in the future.1 The Corporation did not pay for other additional services offered by rating agencies.

Debts: The Corporation has access to a $600 million five-year revolving credit facility (the “Credit Facility”) since 2011. The Credit Facility is unsecured, renewable and bears interest at rates which vary in accordance with bankers’ acceptance rates. The Credit Facility’s maturity date has been extended to November 3, 2021.

On October 12, 2005, METRO issued the following medium term notes: i) 10-year Series A medium term notes maturing on October 15, 2015 in a principal amount of $200 million bearing interest at a rate of 4.98% per annum; and ii) 30-year Series B medium term notes maturing on October 15, 2035 in a principal amount of $400 million bearing interest at a rate of 5.97%.

The Corporation closed on December 1, 2014 a private placement offering of $300 million aggregate principal amount of 3.20% Series C Senior Unsecured Notes due December 1, 2021 (the “Series C Notes”) and $300 million aggregate principal amount of 5.03% Series D Senior Unsecured Notes due December 1, 2044 (the “Series D Notes”, and together with the Series C Notes, the “Notes”). The Series C Notes carry a coupon of 3.20% and were priced at $999.88 per $1,000 principal amount, for an effective yield of 3.202% per annum if held to maturity. The Series D Notes carry a coupon of 5.03% and were priced at $999.54 per $1,000 principal amount, for an effective yield of 5.033% per annum if held to maturity. The Corporation decided to use the proceeds of the offering for working capital and other general corporate purposes, including repaying or refinancing the following existing indebtedness: (i) financing the redemption and retirement of all of its issued and outstanding 4.98% medium term notes due October 15, 2015 (the “2015 Notes”) and (ii) repaying

[1]	See the “Forward-Looking Information” section on page 1 of this Annual Information Form.

outstanding amounts under its Credit Facility. On December 5, 2014, the Corporation repaid all amounts then outstanding under the Credit Facility. On December 31st, 2014, the Corporation reimbursed all 2015 Notes. The redemption price was $1,029.28 per $1,000 principal amount of the notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Corporation’s financial debt position is comprised of:

•	The Credit Facility to a maximum of $600 million;

•	Series C notes in the amount of $300 million, bearing interest at a fixed nominal rate of 3.20% and maturing December 1, 2021;

•	Series B notes in the amount of $400 million, bearing interest at a fixed nominal rate of 5.97% and maturing October 15, 2035; and

•	Series D notes in the amount of $300 million, bearing interest at the fixed nominal rate of 5.03% and maturing December 1, 2044.

The table below indicates the principal amount outstanding at the end of the financial year of the Credit Facility and medium term notes mentioned hereinabove.

Financing*

		Principal amount	Principal amount
		outstanding as of	outstanding as of
Type	Maturing	2016/09/24	2015/09/26
Revolving Credit Facility**	2021-11-03	$185 million	$98 million
Medium (C) term notes (7 years)	2021-12-01	$300 million	$300 million
Medium (B) term notes (30 years)	2035-10-15	$400 million	$400 million
Medium (D) term notes (30 years)	2044-12-01	$300 million	$300 million

TOTAL	—	$1,185 million	$1,098 million

*	Amounts shown are rounded to the nearest million.
**	As of September 24, 2016, $415 million remained undrawn from the Credit Facility ($502 million was undrawn as of September 26, 2015).

6.3	PRIOR SALES The medium term notes are neither traded nor listed on any recognized stock exchange.

7 ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Escrowed Securities (as of September 24, 2016)

	Number of
	Escrowed	Percentage
Class of Shares	Securities	of Class
Common Shares	642,216	0.3%

The escrowed shares are Common Shares of the Corporation pledged to METRO by some of its retailers. Escrowed shares are held as collateral by METRO to be released and returned to the owner according to the required terms of credit or when the owner is no longer a client of METRO and no longer has any debts towards METRO.

8	DIRECTORS AND OFFICERS

8.1	NAME, OCCUPATION AND SECURITY HOLDING The name, principal occupation and place of residence of each director of the Corporation as well as the composition of the Human Resources, Corporate Governance and Nominating, and Audit Committees as of the date of this Annual Information Form are indicated below.

List of Directors

Name/Place of residence	Function	Director since/ Expiry of current term of office	Principal occupation	Previously held positions in last 5 years if different than current position

Bertrand, Maryse Montréal, Québec	Director	Since 2015/ January 2017	Strategic Advisor and Counsel to Borden, Ladner, Gervais LLP.	From 2009 to 2015, she was Vice-President, Real Estate Services, Legal Services and General Counsel at CBC/Radio-Canada.

Coyles, Stephanie Toronto, Ontario	Director	Since 2015/ January 2017	Strategy Consultant	She was an Executive and Chief Strategic Officer at LoyaltyOne Co. from 2008 to 2012.

DeSerres, Marc Montréal, Québec	Director	Since 2002/ January 2017	President of Omer DeSerres inc.	—

Dussault, Claude Québec City, Québec	Director	Since 2005/ January 2017	President of ACVA Investing Corporation	—

Ferland, Serge Québec City, Québec	Director	Since 1997/ January 2017	President of Alimentation Serro inc. and Supermarché Claka inc.	—

Goodman, Russell Lac-Tremblant-Nord, Québec	Director	Since 2012/ January 2017	Corporate Director	He spent his entire career at PricewaterhouseCoopers LLP and Price Waterhouse LLP where he was the Managing Partner of various business units from 1998 to 2011.

Guay, Marc Oakville, Ontario	Director	Since 2016/ January 2017	Corporate Director	From 2008 to 2015, he was President of PepsiCo Foods Canada Inc.

Haub, Christian W.E. Greenwich, CT, United States	Director	Since 2006/ January 2017	Co-Chief Executive Officer of The Tengelmann Group	From 1991 to 2012, he held various executive positions (including Chair of the Board) at The Great Atlantic & Pacific Tea Company, Inc.

Name/Place of residence	Function	Director since/ Expiry of current term of office	Principal occupation	Previously held positions in last 5 years if different than current position
Labonté, Michel Montréal, Québec	Director	Since 2006/ Janvier 2017	Corporate Director	—

La Flèche, Eric R. Town of Mount-Royal, Québec	Director and President and Chief Executive Officer	Since 2008/ January 2017	President and Chief Executive Officer of the Corporation	—
Magee, Christine Oakville, Ontario	Director	Since 2016/ January 2017	Co-founder and Executive Co-Chair of the Board of Directors of Sleep Country Canada Holdings Inc.	From 1994 to 2014, she was President of Sleep Country Canada Holdings Inc.

Nadeau, Marie-José Montréal, Québec	Director	Since 2000/ January 2017	Corporate Director	From 2013 to 2016 she was Chair of the World Energy Council. From 1993 to 2015, she was a member of the senior executive team of Hydro- Québec, including as Executive Vice-President, Corporate Affairs and Secretary General of Hydro-Québec.

Raymond, Réal Montréal, Québec	Director and Chair of the Board	Since 2008/ January 2017	Chair of the Board of directors of the Corporation	From 2010 to 2015, he was Lead Director of the Corporation.

Rivard, Line Montréal, Québec	Director	Since 2014/ January 2017	Corporate Director	—
Composition of the standing committees of the Board of Directors

Human Resources Committee	Audit Committee	Corporate Governance and Nominating Committee
DeSerres, Marc	Coyles, Stephanie	Bertrand, Maryse
Dussault, Claude (Chair)	Goodman, Russell	DeSerres, Marc
Haub, Christian W.E.	Labonté, Michel (Chair)	Goodman, Russell
Labonté, Michel	Magee, Christine	Guay, Marc
Nadeau, Marie-José	Rivard, Line	Nadeau, Marie-José (Chair)

To the Corporation’s knowledge, the directors and executive officers of the Corporation own or control as a group and directly or indirectly, 580,214 Common Shares corresponding to 0.25% of the issued and outstanding shares of the Corporation as of December 2, 2016.

The name, principal occupation and place of residence of the executive officers of the Corporation are indicated below. Each executive officer of the Corporation holds the principal occupation within the Corporation indicated opposite his or her name as of December 9, 2016 for at least five (5) years, except for Geneviève Bich, Serge Boulanger, Mireille Desjarlais, Carmine Fortino, Dan Gabbard, Frédéric Legault, Gino Plevano, Roberto Sbrugnera, François Thibault and Yves Vézina. From 2009 to 2010, Mrs. Bich held the position of Chief Talent Officer of Group Dynamite Inc. From 2010 to 2013, she held the position of Vice-President, People and Culture, for Aimia Inc. From 2009 to 2012, Mr. Boulanger held the position of Vice-President and General Manager of McMahon Distributeur pharmaceutique inc., a subsidiary of the Corporation. Prior to May 1, 2015, Mrs. Desjarlais held the position of Controller Franchisees and Super C at METRO. Mr. Fortino was President and Chief Executive Officer of Seroyal International Inc. from 2007 to 2011 and then following its acquisition by Atrium Innovations Inc. became President, North America Operations of Atrium Innovations Inc. until 2014. Mr. Gabbard held the position of Vice-President, Logistics and Supply Chain at Wal-Mart Canada Corp. from 2012 to 2016 and from 2007 to 2012, he held the position of President at Supply Chain Management Inc., a division of DHL/Exel. Mr. Legault held the position of Vice-President, Information Systems from 2006 to 2013 for Dollarama Inc. and from 2013 to 2015 for MEGA Brands Inc. Between 2010 and 2012, Mr. Plevano held Vice-president positions at Québecor Media Inc., including Vice-President, Digital Vertical Products, Vice-President, Marketing Quebec and Vice-President, Digital. He joined the Corporation in 2012 and held the position of Senior Director, Digital Strategy until September 2015. From 1999 to 2012, Mr. Thibault held various managing positions at Bombardier Inc., including Vice-president, Finance, for Bombardier Aerospace, a division of Bombardier Inc. Prior to September 17, 2014, Mr. Sbrugnera held the position of Senior Director, Treasury, Risks and Investor Relations and Assistant Treasurer at METRO. Prior to 2012, Mr. Vézina was Vice-President, Distribution, Québec of Metro Richelieu Inc., a subsidiary of the Corporation.

Name / Place of residence	Occupation
Eric R. La Flèche
Town of Mount-Royal, Québec	President and Chief Executive Officer

François Thibault
Beaconsfield, Québec	Executive Vice-President, Chief Financial Officer and Treasurer
Christian Bourbonnière
Boucherville, Québec	Executive Vice-President and Québec Division Head

Carmine Fortino
Stoney Creek, Ontario	Executive Vice-President and Ontario Division Head

Serge Boulanger
Candiac, Québec	Senior Vice-President, National Procurement and Corporate Brands
Martin Allaire
Saint-Lambert, Québec	Vice-President, Real Estate and Engineering

Geneviève Bich
Westmount, Québec	Vice-President, Human Resources

Mireille Desjarlais
Longueuil, Québec	Vice-President, Corporate Controller

Dan Gabbard
Mississauga, Ontario	Vice-President, Supply Chain

Frédéric Legault
Montréal, Québec	Vice-President, Information Systems

Gino Plevano
Dorval, Québec	Vice-President, Digital Strategy and Loyalty

Simon Rivet
Brossard, Québec	Vice-President, General Counsel and Corporate Secretary

Roberto Sbrugnera	Vice-President, Treasury, Risk and Investors Relations
Boucherville, Québec	and Assistant Treasurer

Yves Vézina
Montréal, Québec	National Vice-President, Logistics and Distribution

8.2	CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS To the Corporation’s knowledge, no director or executive officer of the Corporation, as of the date of this Annual Information Form, and no shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation:

a)	is or was, in the past 10 years before the date of this Annual Information Form, a director or chief executive officer or chief financial officer of any other corporation that,

i)	was the subject of a cease trade or similar order, or an order that denied him or it access to any exemption under securities legislation for a period of more than 30 consecutive days, where such order was issued while the director or officer was acting in his capacity as director, chief executive officer or chief financial officer, except for Mr. Christian W.E. Haub, who was Chairman of the board of The Great Atlantic & Pacific Tea Company, Inc., the shares of which were suspended from trading on the NYSE and which filed for protection from its creditors; or

ii)	after that person ceased to act in that capacity, was the subject of a cease trade or similar order or an order that denied him or it access to any exemption under securities legislation for a period of more than 30 consecutive days as a result of an event that occurred while that person was acting in the capacity of director, chief executive officer or chief financial officer; or

b)	is, as of the date of the Annual Information Form, or has been within the 10 years before the date of the Annual Information Form, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy of insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for i) Mr. Marc DeSerres, who was a director of Albums DF Ltée, which filed for bankruptcy, and who was also a director of Fly America Furniture Inc., which made a commercial proposal to its creditors; ii) Mr. Christian W.E. Haub who was Chairman of the board of The Great Atlantic & Pacific Tea Company, Inc., which filed for protection from its creditors; iii) Mrs. Stephanie Coyles, who was a director of Postmedia Network Canada Corp., while it completed a restructuring following an arrangement plan under the Canada Business Corporation Act; and iv) Mr. Marc Guay, who was a director of Trusted Health Group Inc. until May 13, 2016 and which company was thereafter the subject of proceedings under the Bankruptcy and Insolvency Act whereby a receiver was appointed on November 28, 2016;

c)	has, or an entity controlled, directly or indirectly, by such director or executive officer has, within the 10 years before the date of the Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its/his/her assets;

d)	was subject to penalties or sanctions relating to securities legislation imposed by a court or by a securities regulatory authority, or entered into a settlement agreement with such authority; or

e)	was subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

8.3	CONFLICT OF INTEREST To the Corporation’s knowledge, no director or officer of the Corporation or of one of its subsidiaries has an existing or potential material conflict of interest with the Corporation or one of its subsidiaries, with the exception of one director who is a retailer (Mr. Serge Ferland) and who, as the owner of food stores operating under the Metro banner, has a client to supplier business relationship with the Corporation.

9	LEGAL PROCEEDINGS

There are no legal proceedings involving significant monetary claims.

10	PERSONS WITH AN INTEREST IN MATERIAL TRANSACTIONS

There are no persons with an interest in material transactions.

11	TRANSFER AGENT AND REGISTRAR

CST Trust Company acts as transfer agent and registrar.

The register(s) of transfers for Common Shares of the Corporation are held in Montréal.

12	MATERIAL CONTRACTS

The Corporation is not bound by any material contracts for which a filling is required.

13	INTEREST OF EXPERTS

13.1	NAME OF EXPERTS – Ernst & Young LLP are the Corporation’s external auditors.

13.2	INTEREST OF THE CORPORATION’S EXTERNAL AUDITORS For the 2016 financial year, the Corporation’s Audit Committee obtained written confirmation from Ernst & Young LLP confirming the auditor’s independence and objectivity with respect to the Corporation, in accordance with the Code of Ethics of the Québec Order of Chartered Professional Accountants.

14	INFORMATION ON THE AUDIT COMMITTEE

The information on the Audit Committee mandated by regulatory standards can be found in Schedules A and B hereto.

15	ADDITIONAL INFORMATION

Additional information regarding directors’ and officers’ compensation and information regarding principal holders of the Corporation’s securities, options to purchase securities and interest of insiders in material transactions, are, as the case may be, contained in the Corporation’s Management Proxy Circular dated December 9, 2016 prepared for its next Annual General Shareholders’ Meeting. Additional financial information is included in METRO’s Annual Financial Statements for the years ended September 24, 2016 and September 26, 2015, and in the “Management’s Discussion & Analysis” contained in the Corporation’s 2016 Annual Report.

These documents are available to the public under the conditions stipulated by law and copies of same may be obtained from the Finance Department at the Corporation’s head office, 11011 Maurice-Duplessis Boulevard, Montréal, Québec, H1C 1V6, or through the Corporation’s website (www.corpo.metro.ca).

Additional information concerning the Corporation is also available on the Corporation’s website (www.corpo.metro.ca) and on SEDAR’s website at www.sedar.com.

Upon request to the Corporate Secretary, the Corporation will provide to any person or corporation,

a)	when the securities of the Corporation are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

i)	one copy of the Corporation’s Annual Information Form, together with one copy of any document, or the relevant pages of any document, incorporated by reference in the Annual Information Form;

ii)	one copy of the Corporation’s consolidated financial statements for its most recently completed financial year for which financial statements have been filed together with the independent auditor’s accompanying report and one copy of the Corporation’s most recent interim financial statements that have been filed, if any, for any period after the end of its most recently completed financial year;

iii)	one copy of the Management Proxy Circular for the Corporation’s most recent Annual General Shareholders’ Meeting that involved the election of directors, or one copy of any annual filing prepared instead of that management proxy circular, as appropriate; and

iv)	one copy of any other document that is incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under clauses i), ii) or iii);

b)	at any other time, one copy of any other document referred to in a) i), ii) and iii), for which the Corporation may require payment of a reasonable charge if the request is made by a person or corporation that does not hold Corporation securities.

SCHEDULE A

INFORMATION ON THE AUDIT COMMITTEE

MANDATE OF THE AUDIT COMMITTEE The mandate of the Audit Committee, which was approved by the Board of Directors, is set forth in Exhibit B to this Annual Information Form.

COMPOSITION OF THE AUDIT COMMITTEE, TRAINING AND EXPERIENCE OF ITS MEMBERS At the end of the 2016 financial year, the Audit Committee was composed of the following independent directors: Stephanie Coyles, Christine Magee, Line Rivard, Russell Goodman and Michel Labonté (Chair).

Each of the current member has training and experience that is relevant to the performance of his or her duties. First at Hydro-Québec and then at National Bank of Canada, Mr. Labonté has served as Chief Financial Officer, for a period of 15 years. Mr. Labonté is also Chair of the Audit Committee of Otéra Capital Inc., a subsidiary of Caisse de dépôt et placement du Québec, and was a member and Chair of the Audit Committee of Manac Inc. Mrs. Coyles acquired her experience while she acted as Senior Vice-President and Chief Strategic Officer of LoyaltyOne Co. which reported its results in accordance with the International Financial Reporting Standards (“IFRS”). Mrs. Magee has co-founded and acted as president of Sleep Country Canada Holdings Inc. during more than ten (10) years. She is a director and Chair of the Audit Committee of Sirius XM Canada Holdings Inc. She was also a member of the Audit Committees of Cott Corporation and of McDonald’s Restaurants of Canada Limited. For over a period of 20 years, Mrs. Rivard has held various positions at BMO Capital Markets, including Vice-president and Managing Director, Corporate Investment Banking—Montréal. She also serves on the Board of Directors of Ivanhoe Cambridge Inc. for which she is also Chair of the Investment Committee as well as a member of its Audit Committee. She was also Special Advisor to the Governor of the Bank of Canada. Mr. Goodman is a Chartered Professional Accountant who acquired his experience by serving as a partner at PricewaterhouseCoopers LLP and Price Waterhouse LLP for a period of 24 years. Mr. Goodman is also a director and Chair of the Audit Committee of Gildan Activewear Inc. and of Northland Power Inc. He was also a director and Chair of the Audit Committee of Whistler Blackcomb Holdings Inc.

PRE-APPROVAL POLICIES AND PROCEDURES The Audit Committee approved the “Policy concerning the pre-approval of audit services and non-audit services” which main components are described below.

The Auditors are appointed to audit the annual Consolidated Financial Statements of the Corporation. The Auditors may also be called upon to provide audit-related services, tax services and non-audit services, as long as these services do not interfere with their independence.

The Audit Committee, which reviews, among other things, the quality of the work of the Auditors, must pre-approve all services that the Auditors of the Corporation may render to the Corporation and its subsidiaries. On an annual basis, the Audit Committee examines and pre-approves the details of the services which may be provided by the Auditors and the fee levels in connection therewith. Any type of service that has not already been approved by the Audit Committee must specifically be pre-approved by the Audit Committee if it is to be provided by the Auditors. Same applies if the service offered exceeds the pre-approved fee levels. The Audit Committee has delegated to its Chair the authority to pre-approve services that have not already been specifically approved. However, the Chair of the Audit Committee must communicate all such decisions at the following committee meeting.

On a quarterly basis, the Audit Committee examines the pre-approval status of any services other than audit services that the Auditors were asked to provide or could be asked to provide during the following quarter.

POLICY CONCERNING COMPLAINTS WITH RESPECT TO ACCOUNTING, CONTROLS OR AUDITING MATTERS The Audit Committee approved a policy allowing anyone, including the employees of the Corporation, to submit an anonymous complaint regarding accounting, accounting controls or auditing matters of the Corporation. All complaints received pursuant to such policy are sent directly to the Senior Director, Internal Audit, who is responsible for analyzing such complaints and, if need be, making due inquiry. At each meeting, the Audit Committee is either informed of all complaints received together with the results of the inquiry and, if applicable, any corrective measures to be implemented, or is otherwise informed of the fact that no complaints have been filed.

The full text of the Corporation’s complaint policy can be found on the Corporation’s Corporate Internet Website (www.corpo.metro.ca).

POLICY CONCERNING THE HIRING OF PARTNERS OR EMPLOYEES OF THE AUDITORS The Audit Committee has approved a policy governing the Corporation’s hiring of certain candidates to key positions. This policy applies to any partner, employee or former partner or employee of the current or former external auditors of the Corporation who applies for a position which entitles the candidate to exercise decision-making authority or significantly influence decision-making regarding the presentation of financial information or auditing matters. More specifically, the candidate must not have been involved in the auditing of the Corporation’s financial statements within the 12 months preceding the hiring date. Moreover, the eventual hiring of such candidate must not compromise the independence of the Auditors.

REVIEW OF THE QUALITY OF THE WORK OF THE AUDITORS The Audit Committee has examined the qualifications, performance and independence of the Auditors and has ensured that the Auditors are registered with the Canadian Public Accountability Board as compliant participants. The Audit Committee examines every year the quality of the work performed by the Auditors in order to make an informed recommendation concerning the appointment of the audit firm which will act as external auditors of the Corporation.

FEES FOR THE SERVICES OF THE AUDITORS

For each of the financial years ended September 24, 2016 and September 26, 2015, the following fees were billed by the Auditors for audit services, audit-related services, tax services and other services provided by the Auditors.

	2016	2015
Audit fees	$1,660,115	$1,897,195
Audit-related fees	$343,299	$260,316
Tax fees	$340,866	$554,940
All other fees	—	—

Audit-related fees consist primarily of fees invoiced for consultations concerning financial accounting or the presentation of financial information which are not categorized as “audit services”, fees invoiced for the audits of financial statements of pension plans and fees invoiced for the execution of computerized tests on internal controls for management.

Tax fees consist primarily of fees invoiced for assistance with regulatory tax matters concerning federal and provincial income tax returns and sales tax and excise tax reporting, fees invoiced for consultations concerning the income tax, customs duty or sales tax impact of certain transactions, as well as fees invoiced for assistance with federal and provincial government audits involving income tax, sales tax, customs duties or deductions at source.

SCHEDULE B

MANDATE OF THE AUDIT COMMITTEE

1.	Objectives of the Committee and general scope of responsibilities of the parties:

1.1.	The objectives of the Committee are to review the adequacy and effectiveness of the actions taken by the various parties herein involved to discharge themselves of their responsibilities herein described and to assist the Board in its oversight of:

1.1.1	the integrity of the Company’s financial statements;

1.1.2	the internal and external auditor qualifications and independence;

1.1.3	the performance of the Company’s internal audit function and external auditor;

1.1.4	the effectiveness of internal controls;

1.1.5	the Company’s compliance with legal and regulatory requirements; and

1.1.6	the identification of the material risks that may affect the Company and the implementation of appropriate measures to manage such risks.

1.2.	Management is responsible for:

1.2.1	the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations; and

1.2.2	identifying the material risks and putting in place appropriate measures allowing to manage such risks.

1.3.	The external auditor is responsible for auditing the Company’s annual financial statements and reviewing the Company’s interim financial statements.

1.4.	The internal auditor is responsible, by bringing a systematic and disciplined approach, for evaluating and improving the effectiveness of the Company’s risk management and control processes.

2.	Scope of mandate

The responsibilities of the Committee extend to Metro Inc., its subsidiaries and their divisions. In this mandate, the word «Company» refers to Metro inc., its subsidiaries and their divisions.

3.	Composition and Organization

3.1	The Committee is composed of a minimum of 3 and a maximum of 6 members of the Board of Directors who are all independent directors. All members must be financially literate.

3.2	At any time, the Committee may communicate directly with the external auditor, the internal auditor or the management of the Company.

4.	Specific responsibilities

The Audit Committee must periodically inform the Board about its work and advise it about its recommendation.

4.1 Financial Information

4.1.1	The Committee reviews, before their public disclosure, the audited annual and interim financial statements, the MD&A, the investor fact sheet and all press releases relating to the financial statements.

4.1.2	The Committee reviews with the management of the Company and the external auditor the choice of accounting policies and its justification as well as the various estimates made by management which may have a significant impact on the financial position.

4.1.3	The Committee ensures that adequate procedures are in place for the review of the Company’s disclosure to the public of information extracted or derived from the Company’s financial statements, other than the information covered by paragraph 4.1.1 hereof, and periodically assesses the adequacy of such procedures.

4.1.4	The Committee reviews, before they are released, any prospectus relating to the issuance of securities by the Company, the Annual Information Form and the Management Proxy Circular.

4.2.	Internal Control

4.2.1.	The Committee verifies that Company Management has implemented mechanisms in order to comply with regulations on internal controls and financial reporting.

4.2.2.	Every quarter and every fiscal year, the Committee reviews with Company Management the conclusions of the work supporting the certification letters to be filed with the authorities.

4.2.3.	The Committee reviews with the Company Management all material weaknesses and significant deficiencies identified pertaining to internal controls and financial reporting, as well as any fraud, and the corrective measures implemented.

4.3.	Internal Audit

4.3.1.	The Committee examines the appointment, replacement, reassignment or dismissal of the Senior Director of the Internal Audit Department and reviews the mandate, annual audit plan, and resources of the internal audit function.

4.3.2.	The Committee meets the Senior Director of the Internal Audit Department to review the results of the internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions.

4.3.3.	The Committee reviews the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process.

4.3.4.	The Committee reviews with the Senior Director of the Internal Audit Department any issues that may be brought forward by him, including any difficulties encountered by the internal audit function, such as audit scope, access to information and staffing restrictions.

4.3.5.	The Committee ensures the effectiveness of the coordination between the internal audit and the external audit.

4.4.	External Audit

4.4.1.	The Committee has the authority and the responsibility to recommend to the Board of directors:

i)	the appointment and the revocation of any public accounting firm engaged for the purpose of preparing or issuing an audit report, or performing other audit, review or certification services (collectively the “external auditor”); and

ii)	the compensation of the external auditor.

4.4.2.	The external auditor communicates directly with the Committee. The Committee reviews the reports of the external auditors which are sent to it directly. The Committee also monitors all the work performed by the external auditors, its audit plans and the results of its audits.

4.4.3.	The Committee discusses with the external auditors, by means of meetings, problems encountered during the audit, including the existence, if applicable, of restrictions imposed by the management of the Company or areas of disagreement with the latter about the financial information and ensures that such disagreements are resolved.

4.4.4.	The Committee, or one or more of its members to whom it has delegated authority, pre-approves non-audit services that are assigned to the external auditors. The Committee may also adopt policies and procedures concerning the pre-approval of non-audit services that are assigned to the external auditors. It monitors the fees paid with respect to such mandates.

4.4.5.	The Committee makes sure that the external auditor has obtained the cooperation of the employees and officers of the Company.

4.4.6.	The Committee examines the post-audit letter or the recommendation letter of the external auditor as well as the reactions of management and management’s response to the deficiencies observed.

4.4.7.	The Committee examines the qualifications, performance and independence of the external auditor and ensures that the audit report accompanying the financial statements is issued by an audit firm that is a participant in the program of the Canadian Public Accountability Board (“CPAB”) and that the firm respects any sanctions and restrictions imposed by this Board. The Committee takes into account the opinions of management and the Company’s internal auditor in assessing the qualifications, performance and independence of the external auditor. In particular, the Committee examines each year the quality of the work performed by the external auditor in order to facilitate an informed recommendation concerning the appointment of the audit firm which will act as external auditor of the Company.

4.4.8.	At least, once a year, or at any other time indicated below, the external auditor i) reports to the Committee on the external auditor’s internal quality-control procedures in place; ii) reports to the Committee as to its internal evaluation of the quality of work of the members of the audit firm involved in the audit of the Company; iii) reports to the Committee as to its inscription as a duly registered participant of the CPAB and whether its holds proper authority to audit Canadian issuers; iv) provides the members of the Committee, in a timely fashion, with a copy of any report, notice, information and findings of the CPAB which the external auditor may or must provide copy of to the Committee, including any annual public report on the quality of audits performed by public accounting firms as well as any significant findings emerging from any inspection of the audit file of the Company, the content of which the external auditor must discuss with the members of the Committee.

4.4.9.	The Committee reviews and approves the Company’s hiring policy concerning (current and former) partners and (current and former) employees of the (current and former) external auditor.

4.5.	Miscellaneous

4.5.1.	The Committee establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to preserve confidentiality and the protection of the anonymity of persons who may file such complaints.

4.5.2.	The Committee has the authority to engage any advisor it deems necessary in order to help it in the performance of its duties, and to set the compensation of such advisor as well as to obtain from the Company the funds necessary to pay such compensation.

4.5.3.	The Committee analyses the conditions surrounding the departure or appointment of the officer responsible for finance and any other key financial executive who participates in the financial information process.

4.6.	Compliance with legal and regulatory requirements

The Committee reviews the reports received from time to time regarding any material legal or regulatory issues that could have a significant impact over the Company’s business.

4.7.	Risk Management

4.7.1.	The Committee reviews the material risks identified by Company Management. The Committee examines the effectiveness of the measures put in place to manage these risks by questioning the management of the Company regarding how risks are managed as well as obtaining opinions from management regarding the degree of integrity of the risk mitigation systems and acceptable thresholds;

4.7.2.	The Committee reviews on a regular basis the management policies regarding material risks recommended by Company Management and obtains from the management of the Company on a regular basis reasonable assurance that the Company’s risk management policies for material risks are being adhered to. The Committee also reviews reports on material risks, including financial hedging activities and environment.